Exhibit 5.1

January 22, 2008

Brooke Credit Corporation

c/o Aleritas Capital

7400 College Blvd.

Suite 250 Overland Park, Kansas 66210

Re:	Form S-3 Registration Statement

Ladies and Gentleman:

This opinion letter is being delivered by me, as general counsel to Brooke Credit Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Form S-3 Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) on January 22, 2008 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offer and sale of up 1,014,673 shares of the Company’s common stock, par value $0.01 per share (the “Warrant Shares”), which may be offered by the Company pursuant to the exercise of warrants to purchase common stock (the “Warrants”). This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, I examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In our examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion letter that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

1. The Warrant Shares have been duly and validly authorized; and

2. The Warrant Shares, upon issuance in accordance with the terms of the Warrants, shall be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). This opinion letter is given as of the date hereof and I assume no obligation to update or supplement my opinions to reflect any facts or circumstances that may hereafter come to my attention or any changes that may hereafter occur. I express no opinion as to the application of the securities or blue sky laws of the various states to the issuance of the Warrant Shares.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Gary Eastman, Esq.

General Counsel